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                                                                    EXHIBIT 23a


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 (Registration
No. 33-88768) of MICROS Systems, Inc. of our report dated August 17, 1994 appearing on page 22 of MICROS Systems, Inc. Annual Report on Form 10-K for the year ended June 30, 1994. We also consent to the use of our report dated
August 17, 1994 relating to the financial statements of MICROS Systems, Inc. which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Information."


PRICE WATERHOUSE LLP

Baltimore, Maryland
March 6, 1995